Exhibit 99.1

JONES ENERGY, INC. FORGOES CONVERTIBLE PREFERRED STOCK DIVIDEND AND GRANTS AN INDUCEMENT AWARD TO NEW CEO

Austin, TX — August 14, 2018 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) is announcing that it will forgo payment of its previously declared contingent dividend on its 8% Series A Perpetual Convertible Preferred Stock (the “Preferred Stock”). Also, per NYSE Rule 303A.08, Jones Energy is announcing the grant of a Restricted Stock Unit (“RSU”) award to Carl F. Giesler, Jr., the Company’s new Chief Executive Officer, as an inducement to his employment with the Company. Jones Energy modified the original award to facilitate broader structural adjustments to its compensation program.

Jones Energy Forgoes Convertible Preferred Stock Dividend

The Company today announced that the previously declared contingent dividend payment on the Preferred Stock will not be paid. The foregone dividend is for the period beginning on the last payment date of May 15, 2018 through August 14, 2018, payable to holders of Preferred Stock of record as of August 1, 2018. In order for the Company to pay the dividend in full in shares of Class A common stock, the average of the daily volume weighted average price per share of Class A Common Stock for each day during the five consecutive day trading period ending today, August 14, 2018 (the “Dividend Valuation Price”), must be at or above $0.76 (the “Floor Price”)(1). The Dividend Valuation Price did not meet the Floor Price. The right to receive this dividend will accrue for holders of Preferred Stock. Future Preferred Stock dividend payments will be evaluated on a quarterly basis.

Inducement Award

In order to facilitate broader structural adjustments to the Company’s compensation program, the Compensation Committee of the Board of Directors has modified its original grant of 4,000,000 RSUs to the Company’s new Chief Executive Officer, Mr. Giesler, to now be for 3,000,000 RSUs as well as a compensatory cash component. The original award and the modified award were made as a material inducement to Mr. Giesler’s hiring as Chief Executive Officer of Jones Energy, and the RSU award is outside of the Company’s Amended and Restated 2013 Omnibus Incentive Plan (or any other incentive plan). Each RSU represents one share of Class A common stock of the Company and will continue to vest in equal one-third installments on July 1, 2019, July 1, 2020 and July 1,

(1)  As defined in the Certificate of Designations for the Preferred Stock and as adjusted in accordance with the terms of the Certificate of Designations.

2021 subject to Mr. Giesler’s continued employment or accelerated vesting in certain circumstances.  The Company is announcing this inducement award via press release pursuant to the requirements of NYSE Rule 303A.08.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the exploration, development and acquisition of oil and natural gas properties in the Anadarko basin of Oklahoma and Texas. Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Page Portas, 512-493-4834

Investor Relations Associate

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO